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EXHIBIT 99  Certain Factors Regarding Future Results

            Information provided by the Company or its spokespersons may from time to time contain forward-looking statements concerning projected financial performance, market and industry segment growth, product development and commercialization or other aspects of future operations. Such statements will be based on the assumptions and expectations of the Company's management at the time such statements are made. The Company cautions investors that its performance (and, therefore, any forward-looking statement) is subject to risks and uncertainties. Various important factors, including, but not limited to the following, may cause the Company's future results to differ materially from those projected in any forward-looking statement.

            Potential Fluctuations in Operating Results. The Company may experience significant fluctuations in future quarterly operating results. Fluctuations may be caused by many factors, including the timing of new product releases or product enhancements by the Company or its competitors; the size and timing of individual orders, including a fluctuation in the demand for and the ability to complete large contracts; software errors or other product quality problems; competition and pricing; customer order deferrals in anticipation of new products or product enhancements; reduction in demand for the Company's products; changes in operating expenses; mix of software license and maintenance and service revenue; personnel changes; and general economic conditions. A substantial portion of the Company's operating expenses is related to personnel, facilities and marketing programs. The level of personnel and personnel expenses cannot be adjusted quickly and is based, in significant part, on the Company's expectation for future revenues. The Company does not typically experience significant order backlog. Further, the Company has often recognized a substantial portion of its revenue in the last month of a quarter, with this revenue frequently concentrated in the last weeks or days of a quarter, and increasingly is dependent upon receiving large orders of perpetual licenses involving the payment of a single up-front fee. The Company believes that large orders of this type may reflect an increasing demand for enterprise-wide software solutions from certain of the Company's customers, which, if continued, may increase the volatility of the Company's revenues and profit from period to period. More recently, the Company has also experienced an increase in renewals and sales of noncancellable annual leases, for which a portion of the annual license fee is recognized as paid-up revenue upon renewal or inception of the lease.

            As a result, product revenues in any quarter are substantially dependent on orders booked and shipped in the latter part of that quarter, and revenues for any future quarter are not predictable with any significant degree of accuracy.


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            Stock Market Volatility.  Market prices for securities of software companies have generally been volatile. In particular, the market price of the Company's common stock has been and may continue to be subject to significant fluctuations as a result of factors affecting the Company and software industry or securities markets in general.

            In addition, a large percentage of the Company's common stock is held by TA Associates, Inc. and various institutional investors. Consequently, actions with respect to the Company's common stock by either TA Associates, Inc. or certain of these institutional investors could have a significant impact on the market price for the stock.

            Rapidly Changing Technology; New Products; Risk of Product Defects. The markets for the Company's products are generally characterized by rapidly changing technology and frequent new product introductions that can render existing products obsolete or unmarketable. A major factor in the Company's future success will be its ability to anticipate technological changes and to develop and introduce in a timely manner enhancements to its existing products and new products to meet those changes. If the Company is unable to introduce new products and respond to industry changes on a timely basis, its business, financial condition and results of operations could be materially adversely affected. The introduction and marketing of new or enhanced products require the Company to manage the transition from existing products in order to minimize disruption in customer purchasing patterns. There can be no assurance that the Company will be successful in developing and marketing, on a timely basis, new products or product enhancements, that its new products will adequately address the changing needs of the marketplace, or that it will successfully manage the transition from existing products. Software products as complex as those offered by the Company may contain undetected errors or failures when first introduced or as new versions are released, and the likelihood of errors is increased as a result of the Company's commitment to accelerating the frequency of its product releases. There can be no assurance that errors will not be found in new or enhanced products after commencement of commercial shipments. Any of these problems may result in the loss of or delay in market acceptance, diversion of development resources, damage to the Company's reputation, or increased service or warranty costs, any of which could have a materially adverse effect upon the Company's business, financial condition and results of operations.

            Dependence on Distributors. The Company distributes its products principally through its global network of 35 independent, regional ANSYS Support Distributors ("ASDs"). The ASDs sell ANSYS

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            and DesignSpace(R) products to new and existing customers, expand installations within their existing customer base, offer consulting services and provide the first line of ANSYS technical support. The ASDs have more immediate contact with most customers who use ANSYS software than does the Company. Consequently, the Company is highly dependent on the efforts of the ASDs. Difficulties in ongoing relationships with ASDs, such as delays in collecting accounts receivable, ASDs' failure to meet performance criteria or to promote the Company's products as aggressively as the Company expects, and differences in the handling of customer relationships, could adversely affect the Company's performance. Additionally, the loss of any major ASD for any reason, including an ASD's decision to sell competing products, could have a materially adverse effect on the Company. Moreover, the Company's future success will depend substantially on the ability and willingness of its ASDs to continue to dedicate the resources necessary to promote the Company's products and to support a larger installed base of the Company's products. If the ASDs are unable or unwilling to do so, the Company may be unable to sustain revenue growth.

            Competition. The CAD, computer-aided engineering ("CAE") and computer-aided manufacturing ("CAM") markets are intensely competitive. In the traditional CAE market, the Company's primary competitors include MacNeal-Schwendler Corporation, Hibbitt, Karlsson and Sorenson, Inc. and MARC Analysis Research Corporation. The Company also faces competition from smaller vendors of specialized analysis applications in fields such as computational fluid dynamics. In addition, certain integrated CAD suppliers such as Parametric Technology Corporation and Structural Dynamics Research Corporation provide varying levels of design analysis and optimization and verification capabilities as part of their product offerings. The entrance of new competitors would likely intensify competition in all or a portion of the overall CAD, CAE and CAM market. Some of the Company's current and possible future competitors have greater financial, technical, marketing and other resources than the Company, and some have well established relationships with current and potential customers of the Company. It is also possible that alliances among competitors may emerge and rapidly acquire significant market share or that competition will increase as a result of software industry consolidation. Increased competition may result in price reductions, reduced profitability and loss of market share, any of which would materially adversely affect the Company's business, financial condition and results of operations.

            Dependence on Senior Management and Key Technical Personnel. The Company is highly dependent upon the ability and experience of its senior executives and

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            its key technical and other management employees. Although the
            Company has entered into employment agreements with two executives, the loss of these, or any of the Company's other key employees, could adversely affect the Company's ability to conduct its operations.

            Risks Associated with International Activities. A significant and growing portion of the Company's business comes from outside the United States. Risks inherent in the Company's international business activities include imposition of government controls, export license requirements, restrictions on the export of critical technology, political and economic instability, trade restrictions, changes in tariffs and taxes, difficulties in staffing and managing international operations, longer accounts receivable payment cycles and the burdens of complying with a wide variety of foreign laws and regulations. Effective patent, copyright and trade secret protection may not be available in every foreign country in which the Company sells its products. The Company's business, financial condition and results of operations could be materially adversely affected by any of these risks.

            Additionally, countries in the Asia Pacific region, including Japan, have recently experienced weaknesses in their currency, banking and equity markets. These weaknesses could adversely affect consumer demand for the Company's products and ultimately the Company's financial position or results of operations.

            Dependence on Proprietary Technology. The Company's success is highly dependent upon its proprietary technology. The Company does not have patents on any of its technology and relies on contracts and the laws of copyright and trade secrets to protect its technology. Although the Company maintains a trade secrets program, enters into confidentiality agreements with its employees and distributors and limits access to and distribution of its software, documentation and other proprietary information, there can be no assurance that the steps taken by the Company to protect its proprietary technology will be adequate to prevent misappropriation of its technology by third parties, or that third parties will not be able to develop similar technology independently. Although the Company is not aware that any of its technology infringes upon the rights of third parties, there can be no assurance that other parties will not assert technology infringement claims against the Company, or that, if asserted, such claims will not prevail.

            Increased Reliance on Perpetual Licenses and Noncancellable Annual Leases. The Company has historically maintained stable recurring revenue from the sale of monthly lease licenses for its software products. While the Company has experienced an increase in customer preference for

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            perpetual licenses that involve payment of a single up-front fee and that are more typical in the computer software industry, most recently, it has also experienced an increase in customer preference for noncancellable annual leases. Although lease license revenue currently represents a significant portion of the Company's software license fee revenue, to the extent that perpetual license and noncancellable annual lease license revenue increase as a percent of total software license fee revenue, the Company's revenue in any period will increasingly depend on sales completed during that period.

            Year 2000 Computer Systems Compliance. The Company has established a corporate-wide Year 2000 task force, led by the Company's Vice President of Corporate Quality, with the representation of all major business segments. This task force is responsible for identifying, evaluating and overseeing the implementation of necessary changes to computer systems and applications to achieve a Year 2000 date conversion with no effect on customers or disruption of business operations. The task force is currently in the process of assessing its exposure to contingencies related to the Year 2000 Issue for previous releases of its products. The Company plans to utilize both internal and external resources to reprogram, or replace and test the software for Year 2000 modifications. The Company plans to substantially complete the Year 2000 project no later than December 31, 1998. The total remaining cost of the Year 2000 project will be funded through operating cash flows. The Company does not expect the amounts required to be expensed to have a material effect on its financial position or results of operations. During 1997 and the first six months of 1998, the costs related to the assessment of, and preliminary efforts in connection with, its Year 2000 project and the development of its action plan were not material.

            The Company is also communicating with its significant suppliers and customers to identify critical related issues which need to be resolved. The Company's total Year 2000 project costs and estimates to complete include the estimated costs and time associated with the impact of a third party's Year 2000 issue, and are based on presently available information. However, there can be no guarantee that the systems of other companies on which the Company's systems rely will be converted on a timely basis, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company.

            The costs of the project and the date on which the Company plans to complete the year 2000 action plan are based upon management's best estimates, which are derived utilizing numerous assumptions of future events including the availability of certain resources, third party modification plans and

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            other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel with necessary expertise in this area, the ability to identify and correct all relevant computer codes and similar uncertainties.

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